Exhibit 99.1

[Servotronics, Inc. Letterhead]

1110 Maple Street  ♦  P.O. Box 300  ♦  Elma, New York 14059-0300  ♦ 716-655-5990  ♦  FAX 716-655-6012

May 13, 2015	SERVOTRONICS, INC. ANNOUNCES
OPERATING RESULTS AND ACHIEVEMENTS

Elma, NY – Servotronics, Inc. (NYSE MKT – SVT) reported an approximate 17% increase in revenue to $8,171,000 for the first quarter ended March 31, 2015 compared to $6,990,000 for the same period of 2014. The increase in revenue is the result of increases in commercial shipments at both the Advanced Technology Group (ATG) and Consumer Products Group (CPG). Net income was $2,771,000 (or $1.27 per share Basic and $1.23 Diluted) for the first quarter ended March 31, 2015 compared to a net loss of $145,000 (or $(0.07) per share Basic and $(0.06) Diluted) for the comparable period ended March 31, 2014. The $2,916,000 increase in net income is a result of a pre-tax insurance settlement of $4,500,000 related to a previously disclosed arbitration award.

On April 7, 2015, the Company received a Certificate of Occupancy for the CPG’s newly constructed manufacturing facility. “With over half of the $4,000,000 investment being complete, we are excited to be producing in the new building. While we are acutely aware of the challenges that lie ahead, we intend to capitalize on the potential for increased operational efficiencies,” stated Kenneth D. Trbovich, President of both the Advanced Technology and Consumer Products Groups.

The Company is composed of two groups – the ATG and the CPG. The ATG primarily designs, develops and manufactures servo controls and other components for various commercial and government applications (i.e., aircraft, jet engines, missiles, manufacturing equipment, etc.). The CPG designs and manufactures cutlery, bayonets, pocket knives, machetes and combat knives, survival, sporting, agricultural knives and other edged products for both commercial and government applications.

FORWARD-LOOKING STATEMENTS

Certain paragraphs of this release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, such as those pertaining to the Company’s planned growth efforts and expectation of new business and success in its entry into new product programs. Forward-looking statements involve numerous risks and uncertainties. The Company derives a material portion of its revenue from contracts with agencies of the U.S. Government or their prime contractors. The Company’s business is performed under fixed price contracts and the following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: uncertainties in today’s global economy and global competition, difficulty in predicting defense appropriations, the vitality and ability of the commercial aviation industry to purchase new aircraft, the willingness and ability of the Company’s customers to fund long-term purchase programs, market demand and acceptance both for the Company’s products and its customers’ products which incorporate Company-made components and the ability of the Company to successfully execute its strategic plans. The success of the Company also depends upon the trends that affect the national and international economy. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company assumes no obligation to update forward-looking statements.

SERVOTRONICS, INC. (SVT) IS LISTED ON NYSE MKT